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                                                                      EXHIBIT 4

DOW JONES 1997 LONG TERM INCENTIVE PLAN

1. PURPOSE. The purpose of this Plan is to provide a means whereby Dow Jones & Company, Inc. (the "Company") may, through the grant of (i) contingent stock rights and (ii) options to purchase Common Stock of the Company, both as described herein (collectively, the "Plan Awards"), to employees of the Company and of any Subsidiary (employees to whom Plan Awards are granted being hereinafter called "Participants"), attract and retain persons of ability as key employees (including officers and directors who are also employees) and motivate such employees to exert their best efforts on behalf of the Company and any Subsidiary. When used in the Plan with reference to employment, the term "Company" shall include Subsidiaries of the Company. As used herein the term "Subsidiary" shall mean any legal entity 50% or more of the voting equity of which is owned or controlled directly or indirectly by the Company.

2. STOCK AVAILABLE FOR PLAN AWARDS. The stock to be subject to or related to Plan Awards shall be shares of Common Stock ($1.00 par value) of the Company ("Common Stock"), and may be either authorized and unissued or held by the Company in its treasury. The maximum number of shares of Common Stock with respect to which Plan Awards may be granted under the Plan shall be 2,000,000 shares, subject to adjustment in accordance with the provisions of Section 7 hereof. The shares related to the unexercised or undistributed portion of any terminated, expired, cancelled or forfeited Plan Award (including, without limitation, the shares involved in any Maximum Award (as hereinafter defined) that are not included in the related Final Award (as hereinafter defined)) shall be made available for further Plan Awards. Shares of Common Stock that
(i) are used by a Participant as full or partial payment to the Company of the purchase price of shares of Common Stock acquired upon exercise of an option pursuant to this Plan, (ii) are withheld pursuant to Section 4(d)(5), (iii) are subject to an option or portion of an option that is cancelled or "stocked-out" pursuant to Section 5(b)(8), or (iv) represent Final Awards as to which elections are made pursuant to Section 4(d)(4), shall not be made available for further Plan Awards. Anything contained herein to the contrary notwithstanding, the aggregate number of shares of Common Stock with respect to which options may be granted during any calendar year to any individual shall be limited to 200,000.

3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee (the "Committee") consisting of not less than two members appointed by the Board of Directors of the Company. Each member of the Committee shall be a member of the Board who qualifies both as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and as a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Any vacancy occurring in the membership of the Committee shall be filled by appointment of the Board. The Committee may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions as it deems necessary or advisable, except as otherwise expressly reserved to the Board of Directors of the Company in the Plan. Without limiting the generality of the foregoing sentence, the Committee may, in its discretion, treat all or any portion of any period during which a Participant is on military or other approved leave of absence from the Company as a period of employment of such Participant by the Company for purposes of accrual of his or her rights under his or her Plan Award; provided, however, that no Plan Award may be granted to an employee while he or she is on a leave of absence. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive.

4. CONTINGENT STOCK RIGHTS AND FINAL AWARDS.

(a) Grant of Contingent Stock Rights. The term "Contingent Stock Right" ("Right"), as used in the Plan, shall mean the right to receive, without payment to the Company, the number of shares of Common Stock specified therein, subject to the terms and provisions of the Plan. The Committee, at any time and from time to time while the Plan is in effect,
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may grant, or authorize the granting of, Rights to such officers and other key employees of the Company (whether or not members of the Board of Directors) as it may select and for such numbers of shares as it shall designate, subject to the provisions of this Section 4 and Section 3 hereof.

(b) Terms and Provisions of Contingent Stock Rights. The Committee shall determine the terms and provisions of each Right, including, without limitation, (i) the number of shares of Common Stock to be covered by such Right (the "Maximum Award"), (ii) such subjective and objective criteria for evaluating the performance of the Participant and the Company as the Committee shall deem appropriate in determining whether and to what extent the Maximum Award shall be earned (the "Performance Criteria"), (iii) the period of time with respect to which such performance is to be measured (the "Performance Period"), and (iv) the period of time, if any, following the expiration of the Performance Period during which the disposition of shares of Common Stock covered by any Final Award relating to such Right shall be restricted as provided in Section 4(h) hereof (the "Restriction Period"); provided, however, that the Committee may establish the Restriction Period applicable to any Right at the time of or at any time prior to the granting of the related Final Award rather than at the time of granting such Right. If the Committee shall so determine, the Performance Criteria provided in any Right may include the performance of the Company or any division, operation or subsidiary thereof during a Performance Period compared with performance by other corporations or other business units during such Performance Period, and may reflect both quantitative and qualitative standards. During the Performance Period relating to any Right, the Committee may adjust the Performance Criteria provided in such Right and otherwise modify the terms and provisions of such Right. Each Right shall be evidenced by a letter, an agreement or such other document as the Committee may determine.

(c) Dividend Equivalents on Rights. Each Participant to whom a Right has been granted shall be entitled to receive payment of the same amount of cash that such Participant would have received as cash dividends if, on each dividend record date during the entire Performance Period relating to such Right, such Participant had been the holder of record of a number of shares of Common Stock equal to the number of shares then covered by such Right (as adjusted pursuant to Section 7 hereof). If the Company shall declare a dividend on Common Stock payable in Common Stock or in other securities to holders of record of Common Stock during the Performance Periods relating to any Right, such dividend shall be dealt with as provided in Section 7 hereof.

(d) Final Awards.

  (1) Not earlier than 90 days prior to the completion of the Performance Period relating to any Right, and not later than 90 days thereafter, the Committee shall determine the percentage (which shall not exceed 100%) of the Maximum Award (as adjusted pursuant to Section 7 hereof) that shall be awarded finally to the Participant who holds such Right (the number of shares of Common Stock resulting from the application of such percentage being hereinafter called the "Final Award"). Each Final Award shall represent only full shares of Common Stock, and any fractional share that would result from the application of such percentage shall be disregarded. In making such determination, the Committee may take into account (i) the extent to which the Performance Criteria provided in such Right were, in the Committee's sole opinion, achieved, (ii) the individual performance of such Participant during the related Performance Period and (iii) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such Right. The Committee shall notify such Participant of such Participant's Final Award as soon as practicable following such determination.

  (2) Following the determination of each Final Award, except to the extent that the Participant elects, and the Committee approves, the payment of cash in satisfaction of the Final Award pursuant to Section 4(d)(4) hereof, the Company shall issue or cause to be issued certificates for the number of shares of Common Stock representing such Final Award, registered in the name of the Participant who received such Final Award. Such Participant shall thereupon become the holder of record of the number of shares of Common Stock evidenced by such certificates, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of Sections 4(e), 4(h) and 7

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hereof. Concurrently with the issuance of such certificates, the Company shall deliver to such Participant an amount equal to the amount of the cash dividends that such Participant would have received with respect to the shares of Common Stock representing such Final Award if such Participant had been the holder of record of such shares immediately following completion of the Performance Period relating to such Final Award. The Committee may require that such certificates bear such restrictive legend as the Committee may specify and be held by the Company in escrow or otherwise pursuant to any form of agreement or instrument that the Committee may specify. If the Company shall have declared a dividend on Common Stock payable in Common Stock or in other securities to holders of record of Common Stock during the period following completion of the Performance Period relating to any Final Award, and prior to the date on which such Participant shall have been the holder of record of the shares representing such Final Award, such dividend shall be dealt with as provided in Section 7 hereof.

  (3) Upon the expiration of the Restriction Period, if any, relating to any Final Award, the certificates for the shares of Common Stock, issued in such Participant's name with respect to such Final Award, shall be delivered to such Participant as soon as practicable, free of all restrictions and restrictive legends.

  (4) Notwithstanding any provision of the Plan to the contrary, following the determination of any Final Award under the Plan, including such a determination pursuant to Section 4(e)(2) upon the death, permanent disability or retirement of a Participant, the Participant to whom the Final Award has been made (or, in the event of the Participant's death, his or her designated beneficiary) may elect, subject to the approval of the Committee, to receive all or a portion of such Final Award in cash, or Common Stock, or a combination of both. If a Participant elects, with the approval of the Committee, to receive all or a portion of such Final Award in cash, the amount thereof shall equal the fair market value of Common Stock on the date of such Final Award multiplied by the number of shares of Common Stock as to which such election is being made.

  (5) Prior to the delivery under the Plan (pursuant to this Section 4 or otherwise) of certificates for shares of Common Stock, or cash pursuant to a Participant's election and Committee approval pursuant to Section 4(d)(4), appropriate arrangements shall be made for the payment of any taxes required to be withheld by federal, state or local law. At the election of the Participant, the Company may satisfy such tax withholding obligation by withholding shares of Common Stock with an aggregate fair market value equal to the tax required to be withheld.

(e) Effect of Termination of Employment or Death.

  (1) If a Participant's employment with the Company shall terminate prior to the expiration of the Performance Period relating to any Right granted to such Participant for any reason other than death, permanent disability or retirement, such Right shall be forfeited and cancelled forthwith, except as otherwise determined by the Committee.

  (2) If a Participant's employment with the Company shall terminate because of his or her death, permanent disability or retirement, then, with respect to each such Right held by such Participant, the Committee shall have absolute discretion to determine the number of shares in the Maximum Award with respect to which such Participant shall be deemed to have satisfied the Performance Criteria, and the Committee shall multiply such number of shares by a fraction, the numerator of which is the number of months (treating any part of a month as a complete month) during the Performance Period which elapsed prior to termination of the Participant's employment, and the denominator of which is the number of months in the Performance Period. Except to the extent that the Participant or his or her representative has elected, and the Committee has approved, the receipt of cash pursuant to Section 4(d)(4) hereof, the Company shall issue or cause to be issued certificates for the number of shares of Common Stock representing the Final Award attributable to each such Right, determined in accordance with the preceding sentence, at such time, but not later than 90 days after the completion of the Performance Period with respect to such Right, as the Committee determines. Any and all certificates issued pursuant to this Section 4(e)(2) shall not be, and any certificates previously issued pursuant to Final Awards under this Plan to a Participant who has subsequently died, become permanently disabled or retired, shall upon the occurrence of any such event cease to be, subject to the restrictions, if any,
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imposed by Section 4(h) hereof. Where appropriate, replacement certificates shall be delivered to the Participant or his beneficiary, free of all restrictive legends.

  (3) Notwithstanding any other provision of the Plan to the contrary, a Right shall be forfeited and cancelled forthwith, unless the Committee shall determine otherwise, if a Participant's employment with the Company shall for any reason terminate (i) within 180 days following the commencement of the Performance Period relating to such Right (or such other period as the Committee may specify) or (ii) within 180 days following the date of grant of such Right.

  (4) In the event of the death of any Participant, the term "Participant" as used in the Plan shall thereafter be deemed to refer to the beneficiary designated pursuant to Section 6 hereof or, if no such designation is in effect, the person to whom the Participant's rights pass by will or applicable law, or, if no such person has such right, the executor or administrator of the estate of such Participant.

(f) Recommendations to Committee. Recommendations as to the employees to be granted Rights, the Maximum Awards, Performance Criteria, Performance Periods, Restriction Periods and other terms to be provided therein, and adjustments, if any, in Performance Criteria and any other modifications of the terms and provisions of such Rights, and the amounts of Final Awards, shall be made to the Committee by the Chief Executive Officer, except that he or she shall not make any such recommendation as to himself or herself.

(g) Restrictions on Transfer of Rights. No Right shall be transferred, assigned or otherwise disposed of by a Participant otherwise than by will or the laws of descent and distribution.

(h) Restrictions on Transfer of Final Awards. Until the expiration of any applicable Restriction Period, no shares of Common Stock covered by any Final Award shall be transferred, assigned or otherwise disposed of by a Participant other than in satisfaction of a tax withholding obligation as provided in
Section 4(d)(5), and otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit the use of Common Stock included in any Final Award as partial or full payment upon exercise of an option under the Plan or a stock option under any stock option plan of the Company prior to the expiration of such Restriction Period.

5. STOCK OPTIONS.

(a) Grant of Stock Options. Subject to the provisions of the Plan, the Committee shall have the power to:

  (1) determine and designate from time to time those key employees of the Company to whom options are to be granted and the number of shares to be optioned to each such employee;

  (2) authorize the granting of options which qualify as incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options"), and options which do not qualify as Incentive Stock Options, both of which are referred to herein as options;

  (3) determine the number of shares subject to each option;

  (4) determine the time or times and the manner when each option shall be exercisable and the duration of the exercise period, which period shall in no event exceed ten years (or five years as specified in Section 5(b)(10) hereof) from the date the option is granted;

  (5) extend the term of an option (including extension by reason of an optionee's death, permanent disability or retirement) but not beyond ten years (or five years as specified in Section 5(b)(10) hereof) from the date of the grant; and

  (6) cancel all or any portion of any option as provided in Section 5(b)(8).

  No director of the Company who is not also an employee of the Company shall be entitled to receive any option under the Plan.

(b) Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an agreement, in form approved by the Committee, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate:

  (1) Option Period. Each option agreement shall specify the period for which the option thereunder is granted (which in no event shall exceed ten years (or five years as specified in Section 5(b)(10) hereof)

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from the date of grant) and shall provide that the option shall expire at the end of such period.

  (2) Option Price. The option price per share shall be determined by the Committee at the time any option is granted, and shall be not less than the fair market value (but in no event less than the par value) of the Common Stock of the Company on the date the option is granted, as determined by the Committee.

  (3) Exercise of Option. No part of any option may be exercised until the optionee shall have remained in the employ of the Company for such period after the date on which the option is granted as the Committee may specify in the option agreement.

  (4) Payment of Purchase Price upon Exercise. The purchase price of the shares as to which an option shall be exercised shall be paid to the Company at the time of exercise either (i) in cash, or (ii) by delivering Common Stock of the Company already owned by the optionee (including Common Stock obtained pursuant to Final Awards before expiration of any related Restriction Period) and having a total fair market value on the date of such delivery equal to the purchase price, or (iii) by delivering a combination of cash and Common Stock of the Company having a total fair market value on the date of such delivery equal to the purchase price.

  (5) Exercise in the Event of Death or Termination of Employment. (A) If an optionee's employment by the Company or a Subsidiary shall terminate because of his or her death, retirement or permanent disability, his or her option may be exercised, to the extent provided in the option agreement, by him or her, by a transferee to whom the option has been transferred pursuant to Section 5(b)(6), or by the person or persons to whom the optionee's rights under the option pass by designation pursuant to Section 6, or, absent a designation, by will or applicable law, or if no such person has such right, by the executor or administrator of his or her estate, at any time, or from time to time, but not later than the earlier of (i) the expiration date specified pursuant to
Section 5(b)(1) or (ii) the expiration of the period, if any, prescribed in the agreement for such an exercise. (B) If an optionee's employment shall terminate for any reason other than death, permanent disability or retirement, all right to exercise his or her option shall terminate at the date of such termination of employment.

  (6) Transferability of Options. The Committee may, in its discretion, authorize all or a portion of the options to be granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, parents, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members or for the benefit of such Immediate Family Members and one or more organizations exempt from income tax and described in Section 501(c)(3) of the Code, or
(iii) a partnership or similar vehicle in which such Immediate Family Members are the only partners or participants; provided that (x) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 5(b)(6) and (y) transferred options shall not again be transferable other than by will or by the laws of descent and distribution. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 5(b)(7), 5(b)(8), 6 and 8 hereof the terms "optionee" and "Participant," as applicable, shall be deemed to refer to the transferee. The events of termination of employment of Section 5(b)(5) hereof shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods, specified by such Section 5(b)(5).

  (7) Investment Representation. Upon demand by the Committee, the optionee (or any person acting under Section 5(b)(5) or 5(b)(6)) shall deliver to the Committee at the time of any exercise of an option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an option and prior to the expiration of the option period shall be a condition precedent to the right of the optionee or such other person to purchase any shares (and each option agreement shall contain an undertaking to deliver such a representation).

  (8) Other Option Provisions. The form of option authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine. Without limiting the foregoing, the

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Committee may, with the consent of the optionee, from time to time cancel all or any portion of any option then subject to exercise, and the Company's obligation in respect of such option may be discharged either by (i) payment to the optionee of an amount in cash equal to the excess, if any, of the fair market value at such time of the shares subject to the portion of the option so cancelled over the aggregate purchase price of such shares, (ii) the issuance or transfer to the optionee of shares of Common Stock of the Company with a fair market value at such time equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its discretion. The Committee may also authorize options that permit payment of the purchase price and taxes arising upon exercise by having the Company withhold a sufficient number of shares, otherwise issuable thereunder to cover such amounts.

  (9) Limitation on Value of Incentive Stock Options. The aggregate fair market value (determined as of the time the option is granted) of the stock for which Incentive Stock Options granted to any one employee under this Plan and under all stock option plans of the Company and its Subsidiaries may by their terms first become exercisable during any calendar year shall not exceed $100,000.

  (10) Grants to Certain Holders. Notwithstanding Sections 5(b)(1) and 5(b)(2) hereof, if an Incentive Stock Option is granted to an optionee who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or a Subsidiary, the period specified in the option agreement for which the Incentive Stock Option thereunder is granted and at the end of which the Incentive Stock Option shall expire, shall not exceed five years from the date of grant and the option price shall be at least 110% of the fair market value (as of the time of grant) of the Common Stock subject to the option.

  (11) Elective Deferral. (A) Notwithstanding anything herein to the contrary, an optionee may elect, at the discretion of, and in accordance with rules which may be established by, the Committee, to defer delivery of the proceeds of exercise of an unexercised option, provided such election is irrevocable and is made (i) at least two years (or such shorter period as may be determined by the Committee) prior to the date that such option otherwise would expire and (ii) at least one year (or such shorter period as may be determined by the Committee) prior to the date such option is exercised. Upon such exercise, the amount deferred shall be credited, at the date of exercise, to a deferred compensation account pursuant to a deferred compensation agreement between the optionee and the Company, and shall be payable at such time or times and in such manner as shall be provided in such agreement; provided, that the date as of which payment shall be made or payments shall commence shall be not less than two years (or such shorter period as may be determined by the Committee) subsequent to the date of exercise, but not later than the first day of the third month following optionee's termination of employment. (B) Each optionee shall have the status of a general unsecured creditor of the Company with respect to his or her deferred compensation account, and such account constitutes a mere promise by the Company to make payments with respect thereto. (C) An optionee's right to benefit payments under the Plan with respect to his or her deferred compensation account may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the optionee or the optionee's beneficiary and any attempt to do so shall be void.

6. DESIGNATION OF BENEFICIARIES. A Participant may file with the Company a written designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any Right, Final Award or option, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

7. ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be

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optioned and sold under the Plan and with respect to which Rights may thereafter be granted, and the number and kind of shares subject to option in outstanding option agreements, the purchase price per share thereunder and the number and kind of shares with respect to which Rights are outstanding shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan.

8. NO RIGHTS AS STOCKHOLDER OR TO CONTINUANCE OF EMPLOYMENT. No Participant shall have any rights as a stockholder with respect to any shares subject to his or her option or Rights prior to the date of issuance to him or her of a certificate or certificates for such shares. The Plan and any option or Right granted under the Plan shall not confer upon any Participant any right with respect to any continuance of employment by the Company, nor shall they interfere in any way with the right of the Company to terminate his or her employment at any time.

9. COMPLIANCE WITH GOVERNMENT LAW AND REGULATIONS. The Plan, the grant and exercise of options and the grant of Rights and Final Awards thereunder, and the obligation of the Company to sell and deliver shares under such options and to deliver shares under such Final Awards, shall be subject to all applicable laws, rules and regulations and to such approvals by any government or regulatory agency that may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of such shares under any state or federal law, or any ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

10. AMENDMENT OR DISCONTINUANCE OF THE PLAN. The Board of Directors of the Company may at any time amend or discontinue the Plan; provided, however, that, subject to the provisions of Section 7 no action of the Board of Directors or of the Committee may (i) increase the number of shares with respect to which Plan Awards may be granted under the Plan, (ii) permit the granting of any option at an option price less than that determined in accordance with Section 5(b)(2) or (iii) permit the extension or granting of options which expire beyond the ten year period provided for in Sections 5(a)(5) and 5(b)(1). Without the written consent of a Partici- pant, no amendment or discontinuance of the Plan shall alter or impair any Plan Award previously granted to him or her under the Plan.

11. EFFECTIVE DATE AND TERM OF THE PLAN. The effective date of the Plan shall be the date of approval of the Plan by stockholders of the Company holding not less than a majority of the votes of the shares present and voting at a meeting at which the Plan is proposed for approval. No Plan Award may be granted under the Plan later than December 31, 2001.

12. NAME. The Plan shall be known as the "Dow Jones 1997 Long Term Incentive Plan."
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